Filed Pursuant to Rule 433

Registration No. 333-206684-03

Subject: «PRICING DETAILS« $1.269BN+ Santander Drive Auto (SDART) 2016-3

$1.269BN+ Santander Drive Auto Receivables Trust (SDART) 2016-3

Joint Leads: JPM (struc), Barclays, RBC, SG

Co-Managers: BMO, Citi, DB, Santander

CL	AMT(MM)	WAL	M/F	WIN	E.FIN	L.FIN	PXD	%YLD	CPN	$PX

A-1	$247.00	0.23	P-1/F1+	1-5	03/17	10/17	0.80%	0.80%	0.80	100.00000
A-2	$374.00	0.87	Aaa/AAA	5-17	03/18	11/19	EDSF+40	1.348%	1.34	99.99633
A-3	$160.29	1.71	Aaa/AAA	17-24	10/18	08/20	EDSF+48	1.512%	1.50	99.98773
B	$183.01	2.34	Aa1/AA	24-32	06/19	06/21	IS +83	1.907%	1.89	99.97830
C	$197.20	3.16	A1/A	32-44	06/20	03/22	IS +135	2.479%	2.46	99.98084
D	$108.31	3.92	Baa2/BBB	44-48	10/20	08/22	IS +165	2.825%	2.80	99.96843
E	$74.70	4.01	**RETAINED**

Ticker:	SDART 2016-3	Registration:	SEC Registered
Expected Ratings:	Moody’s, Fitch	ERISA Eligible:	Yes
Pxg Speed:	1.50% ABS, 10% call	Expected Pxg:	PRICED
Min Denoms:	$1K x $1K	Expected Settle:	10/12/16
Bill & Deliver:	J.P. Morgan	First Pay:	11/15/16

CUSIPs:	A-1: 80284RAA7

A-2: 80284RAB5

A-3: 80284RAD1

B: 80284RAE9

C: 80284RAF6

D: 80284RAG4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.